C-152 Rev. 3/2013

FILED
JAN 27 2021
STATE TREASURER

New Jersey Division of Revenue & Enterprise Services

CERTIFICATE OF CORRECTION

(For use by Domestic, Foreign, Profit and Nonprofit Corporations)

To file electronically:
1. Enter the information requested below and sign by typing your name in the signature field. The form can only be filled in using the free Adobe Acrobat Reader 9.1 or greater. *(See the pages following this form for field by field instructions, and notes on delivery and processing of work requests.)*
2. Click the "Add Attachments" button to add attachments if required *(Check the field by field instructions to see if you must include an attachment(s)).*
3. After the form has been filled in properly, please save a copy to your computer so that you can upload the form to the State of New Jersey Division of Revenue & Enterprise Services Central Forms Repository Web application by following the instructions in the next step.
4. Click the "Open the Central Forms Repository Home Page to start the Form Submission Process" button at the bottom of the form. *(This action will launch the State of New Jersey Division of Revenue & Enterprise Services Central Forms Repository Web application. If you have not created an account in the application, you will need to do so before using the online Web application. Once your account is created, please login to the application and follow the instructions for submitting your form and payment online.)*

Check Appropriate Statute:

☒ Title 14A:1-6 (5) New Jersey Business Corporation Act

☐ Title 15A:1-7 (c) New Jersey Nonprofit Corporation Act

CERTIFICATE OF CORRECTION OF:

Corporation Name: PhoneBrasil International, Inc., f/k/a Utz International, Inc.

Corporation Number: 3508820000

The undersigned hereby submits for filing a Certificate of Correction executed on behalf of the above named Corporation, pursuant to the provisions of the appropriate New Jersey statute.

1. The Certificate to be corrected is: Certificate of Designation

Date Filed: Sep 30, 2020

2. The inaccuracy in the Certificate is (indicate inaccuracy or defect): Article # 5

The inaccuracy is in Article 5 on the second page where (200,000,000) is written instead of (310,000,000). The Certificate of Incorporation is hereby amended to increase the number of authorized Shares of the Corporation to Three Hundred and Ten Million (200,000,000) Shares with par value of $0.000001. The Certificate of Incorporation is hereby further amended to authorize the issuance of Ten Million (10,000,000) Preferred Shares with Par Value $0.00001.

3. The Certificate hereby reads as follows:

The Certificate of Incorporation is hereby amended to increase the number of authorized shares of the Corporation to 310,000,000 shares, par value of $.000001. The Certificate of Incorporation is hereby further amended to authorize the issuance of 10,000,000 preferred shares, par value $.000001.

Signature: [signature] Date: 1/19/21

Name: Ross DiMaggio

Title: Chairperson of the Board

(Must be Chairperson of the Board, President or Vice President)

Add Attachments | Open the Central Forms Repository Home Page to start the Form Submission Process